SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[  ]      Preliminary Proxy Statement
[  ]      Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
[  ]      Definitive Proxy Statement
[X]       Definitive Additional Materials
[  ]      Soliciting Material Pursuant to Section 240.14a-
11(c) or Section 240.14a-12


SBC Communications Inc.
     (Name of Registrant as Specified In Its Charter)


 (Name of Person(s) Filing Proxy Statement, if other than
                      the Registrant)

Payment of Filing Fee (Check the appropriate box):
[  ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
   6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[  ]      $500 per each party to the controversy pursuant
to Exchange Act Rule 14a-6(i)(3).
[  ]      Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:


  (2)Aggregate number of securities to which transaction applies:


  (3)Per unit price or other underlying value of transaction computed pursuant to
     Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):


  (4)Proposed maximum aggregate value of transaction:


  (5) Total fee paid:


[X]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:


  (2)Form, Schedule or Registration Statement No.:


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  (4)Date Filed:


On April 1, 1996, SBC Communications Inc. and Pacific
Telesis Group announced a definitive agreement under which Pacific Telesis would become a wholly owned subsidiary of SBC. The transaction would involve a tax-free, stock-for-stock exchange creating the second largest U.S.
telecommunications company.

SBC will issue, subject to certain adjustments, .733 shares of common stock for each outstanding share of Pacific
Telesis. This ratio will change based upon the amount of regulatory approval costs assumed by each company and by the number of shares each company has outstanding. The actual formula is contained in the proxy statement sent to each shareowner.

The combined company will keep the SBC Communications Inc.
name and will offer products and services under some of the strongest brand names in the industry - Southwestern Bell, Pacific Bell, Cellular One and Nevada Bell. The new SBC will have a market capitalization of $50 billion, more than 100,000 employees, annual sales of over $21 billion and income of almost $3 billion. The company will operate in seven of the nation's 10 largest metropolitan centers, including Los Angeles, Boston, Chicago and Dallas. The company will service over 30 million access lines in high growth areas and will have licenses covering a population of 80 million potential wireless customers across the country. In addition to combining certain U.S. operations, the merger will enhance the combined company's international operations with a focus on Latin America and Asia.

Mr. Edward E. Whitacre Jr. will remain Chairman and Chief
Executive Officer of SBC; Mr. Philip Quigley, currently head of Pacific Telesis, will be vice chairman. The new company will be based in San Antonio, but will maintain headquarters for Pacific Bell in California and Nevada Bell in Nevada. The international, long distance and Internet businesses will also be headquartered in California, as well as a subsidiary dedicated to supporting the merged companies.

The companies are seeking to complete the transaction by year end 1996. Final approval must be granted by various regulatory agencies and the shareowners of both companies.

The Board of Directors of both companies recommend that you vote in favor of this proposal. Please mail your signed proxy card no later than July 24, 1996.




Q.   When is the merger expected to be finalized?

A. SBC and Pacific Telesis hope to close the merger by the end of 1996. In addition to the various regulatory agency approvals, shareowners of both companies must approve the merger. Proxy materials were mailed to shareowners beginning on June 7th, to those shareowners who held shares as of June 3rd (the record date). Please mail your signed proxy card as soon as possible and no later than July 24th to ensure delivery prior to the special meeting on July 31st.

Q.   How much is SBC paying for Pacific Telesis?

A. The merger will be accomplished through a stock swap of .733 shares, subject to adjustment pursuant to the merger agreement, of SBC Common Stock for each outstanding share of Pacific Telesis Common Stock. For example, a shareowner holding 1,000 shares of Pacific Telesis stock would receive 733 shares of SBC Common Stock.

Q. As a current shareowner, what do I need to do right now?

A. The only action required at this time from you is to vote your shares for the upcoming meeting. The Board of Directors of both companies recommend that you vote in favor of the proposal. Please mail your signed proxy card no later than July 24th. Proxy materials were mailed to all shareowners beginning on June 7th.

Q. Do I need to send in my Pacific Telesis or SBC stock certificates?

A.   At this time you should not send in any stock
certificates.  After the merger is completed Pacific
Telesis shareowners will receive written instructions on
how to exchange their stock certificates for SBC
certificates.   SBC shareowners will not be required to
send in their stock certificates for an exchange.